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                                                                      EXHIBIT 15




TXU Electric Company:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of TXU Electric Company and subsidiaries (TXU Electric) for the periods ended March 31, 2001 and 2000, as indicated in our report dated May 11, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in TXU Electric's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, is incorporated by reference in Registration Statements No. 33-69554, 333-53296, 333-53296-01, 333-53296-02 and 333-53296-03 on Form S-3, of TXU Electric.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



Dallas, Texas
May 11, 2001